CONFIRMING STATEMENT

This Statement confirms that the undersigned, Susan Harman, has authorized and designated Jennifer E. Katsch, Richard A. Rubin and Theresa E. Kroll, or any one or more of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments to any of the foregoing) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of TII Network Technologies, Inc. This Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 and Schedules 13D and 13G with regard to the undersigned's ownership of or transactions in securities of TII Network Technologies, Inc., or such earlier time as the aforementioned individuals receive written revocation of the powers conferred hereby. The undersigned acknowledges that Jennifer E. Katsch, Richard A. Rubin and Theresa E. Kroll are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: June 7, 2007	/s/ Susan Harman
Susan Harman